Exhibit 10.4
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of                     , 2006 (the “Effective Date”), by and between Protalix Ltd., a company organized under the laws of the State of Israel (the “Company”) and Dr. David Aviezer, Israel Identification No. 0-2603079-1 (the “Employee” or “David”) (each of the Company and Employee shall be referred to herein, as a “Party” and collectively, the “Parties”).

WHEREAS,	the Company is engaged, inter alia, in the research and development of proteins and expression thereof in plant cells cultures; and

WHEREAS,	the Company desires to engage David as an employee of the Company in the position of Company’s Chief Executive Officer (“CEO”) and the Employee desires to serve the Company as an employee in such position, on the terms and conditions hereinafter set forth;
NOW, THEREFORE, based on the representations contained herein and in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:
1.	Employment.

1.1.	Commencing as of the Effective Date, the Company shall engage David as an employee in the position of CEO, reporting to the Board of Directors of the Company.

1.2.	The Employee’s duties and responsibilities shall be those duties and responsibilities customarily performed by a Chief Executive Officer of a company.

1.3.	The Employee shall be employed on a full-time basis. The Employee shall devote his full and undivided attention and full working time to the business and affairs of the Company and the fulfillment of his duties and responsibilities under this Agreement.

Without derogating from the generality of the above, during the term of this Agreement the Employee shall not be engaged in any other employment nor engage in any other business activity or render any services, with or without compensation, for any other person or entity. Notwithstanding the foregoing, it is agreed that (i) Employee shall be entitled to engage in academic activity and teaching during no more than two (2) hours per week and provided that such activity does not derogate from or hinder the performance of his obligations hereunder, as may be determined by the Board of Directors; and (ii) Employee shall be entitled to render limited consulting services to customers for up to a limited number of hours per month, provided however that (a) the provision of such services does not derogate from, or impair or hinder Employee’s performance of, any of Employee’s obligations hereunder; (b) the provision of such services is not against the Company’s interests; and (c) the written consent of the Chairman of the Board for the provision of such services has been obtained in advance. The Chairman of the Board shall be entitled to withdraw or revoke his consent.

The Employee shall notify the Company immediately of any event or circumstance which may hinder the performance of his obligations hereunder or result in the Employee having a conflict of interest with his position with the Company.

1.4.	The Employee acknowledges that the Company’s facilities are located in Carmiel and that he will be required to attend such facilities at least two (2) working days per week. Employee further acknowledges and agrees that the performance of his duties hereunder may require significant domestic and international travel at the Company’s needs.

1.5.	It is agreed between the Parties that the position that Employee holds within the Company is a management position, which demands a special level of loyalty and accordingly the Work Hours and Rest Law (1951) shall not apply to Employee’s employment by the Company and this Agreement. The Employee further acknowledges and agrees that his duties and responsibilities may entail irregular work hours and extensive traveling in Israel and abroad, for which he is adequately rewarded by the compensations provided for in this Agreement. The Parties confirm that this is a personal services contract and that the relationship between the Parties shall not be subject to any general or special collective bargaining agreement or any custom or practice of the Company in respect of any of its other employees or contractors.
2.	Salary and Employee Benefits.
In full consideration of Employee’s employment with the Company, commencing as of the Effective Date (unless otherwise expressly provided in this Section 2), the Employee shall be entitled to the following payments and benefits, it being understood and agreed that any Salary-based benefits shall be calculated exclusively on the basis of the base Salary (without consideration to any other benefit):
2.1.	Salary. Effective as of January 1, 2006, the Company shall pay the Employee a gross salary of NIS 80,000 per month (the “Salary”). The Salary will be adjusted from time to time in accordance with the Cost of Living Index (“Tosefet Yoker”) as may be required by law. The Salary shall be payable monthly in arrears, and shall be paid to the Employee in accordance with Company’s policy. A Salary increase shall be considered by Board annually. Without limiting the generality of the last paragraph of Section 2, the Employee confirms the receipt of the entire Salary in respect of the period commencing on January 1, 2006 and expiring on the Effective Date.
2.2.	Bonuses.
2.2.1	Annual Bonus.
Employee shall be entitled to an annual bonus based on multiples of Employee’s base monthly Salary, subject to the Board’s approval and at the Board’s discretion. Board’s determination shall be made following the end of each calendar year during the term hereof. Employee’s contribution to Company’s fund raising, generation of income through material strategic agreements and general achievements shall serve as a significant factor in Board’s determination as aforesaid. Employee hereby confirms the receipt of an annual bonus for the year 2005 in the amount of NIS 400,000 less the bonus for IND approval of the Company’s GCD product set forth in Subsection 2.2.3(a) below.
2.2.2	Bonus upon a Public Offering or Sale.
Employee shall be entitled to a significant bonus subject to the Board’s approval and at Board’s discretion, upon consummation of (i) a public offering of the Company’s or a Company’s parent company’s securities on the NYSE, NASDAQ, AMEX or any equivalent stock exchnage but excluding the OTCBB, or (ii) an acquisition of all or substantially all of the Company’s assets or shares by, or merger of the Company with or into, any other company other than a company who’s shares are listed on the OTCBB and/or a wholly-owned subsidiary of the Company and excluding a transaction (or a series of related transactions) in which shareholders of the Company (“Shareholders”) prior to such transaction (or a series of related transactions) will own a majority of the voting power of the entity surviving the transaction.
2.2.3	Bonus Upon Achievement of Certain Clinical Development Milestones.
(a)	Employee hereby confirms the receipt of a bonus in the amount of US$25,000 for IND approval of the Company’s GCD product.

(b)	Employee hereby confirms the receipt of a bonus in the amount of US$25,000 for the completion of the Company’s Phase I — Clinical Trial for the Company’s GCD product

(c)	Employee shall be entitled to a bonus in the amount of US$200,000 conditional upon the obtaining from the FDA or EMEA of a marketing approval of the Company’s GCD product.
It is agreed that the terms of this Subsection 2.2.3 shall apply to any drug product other than the GCD product, independently developed by the Company.
2.3.	Options. Employee shall be entitled to options to purchase Ordinary Shares of the Company (“Ordinary Shares”), as follows:
(a)	an option under the Company’s 2003 Israeli Stock Option Plan (the “Plan”) to purchase 26,226 Ordinary Shares, pursuant to the terms of the Option Agreement attached hereto as Exhibit B; and

(b)	an option under the Plan to purchase additional 16,000 Ordinary Shares (the “Additional Option”), subject to the following terms and conditions:
(i) vesting over a period of four (4) years on a quarterly basis (1,000 shares per quarter), commencing on June 1, 2006;
(ii) a purchase price per Ordinary Share of US$59.40; and
(iii) the entering by the Employee into an Option Agreement covering such Additional Option, acceptable to the Board of Directors.
2.4.	Manager’s Insurance. The Company shall insure the Employee under a Manager’s Insurance Policy, including insurance in the event of illness or loss of capacity for work (the “Policy”), and shall pay a sum of up to an aggregate of 15.83% of the Salary towards the Policy, of which (i) 8.33% shall be on account of severance compensation, which shall be payable to the Employee upon severance, in accordance with the provisions of this Agreement; (ii) 5% of the Salary on account of pension fund payments; and (iii) up to 2.5% of the Salary on account of disability pension payments. The Company shall deduct 5% from the Salary to be paid on behalf of the Employee towards the Policy. The Employee may extend an existing policy or plan and incorporate it into the Policy, at his discretion.
The Company and the Employee agree and acknowledge that in the event the Company transfers ownership of the Policy or the right to receive such policy to the Employee, then such transfer shall be credited against any obligation that the Company may have to pay severance pay to the Employee pursuant to the Severance Pay Law — 1963 (the “Severance Pay Law”). Employee agrees that the payments by the Company to the Policy in accordance with the terms hereof, shall be instead of any statutory obligation of the Company to pay severance pay to the Employee, and not in addition thereto, all in accordance with Section 14 of the Severance Pay Law. The Parties hereby adopt the General Approval of the Minister of Labor and Welfare, on Employers’ Payments to

Pension Funds and Insurance Policies Instead of Severance Pay According to Section 14 of the Severance Pay Law, attached hereto as Exhibit C.
The Company hereby waives its right to a refund of payments it made to the Policy, except: (i) in the event that Employee’s right to severance pay was denied by a final judgment pursuant to Section 16 or 17 of the Severance Pay Law (in which case Company shall only be entitled to a refund of such funds to the extent that severance pay was denied); or (ii) in the event that the Employee withdrew monies from the Policy (other than by reason of an “Entitling Event”, i.e. death, disability or retirement at or after the age of sixty (60)).
2.5.	Vocational Studies. The Company shall open and maintain a “Keren Hishtalmut” Fund for the benefit of the Employee (the “Fund”). The Company shall contribute to such Fund an amount equal to 7-1/2% of the Salary and the Employee shall contribute to the Fund an amount equal to 2-1/2% of the Salary. The Employee hereby instructs the Company to transfer to the Fund Employee’s contribution from the Salary.

2.6.	Vacation. The Employee shall be entitled to annual paid vacation of 24 working days. Subject to applicable law, up to two (2) years’ equivalent of vacation days may be accumulated and may, at the Employee’s option, upon thirty (30) days’ prior written notice to the Company, be converted into cash payments in an amount equal to the proportionate part of the Salary for such days. Without limiting the generality of the last paragraph of Section 2, the Employee confirms that neither he nor Agenda is entitled to any vacation and/or vacation pay with respect to the services provided by any of them to the Company through the Effective Date or activities conducted under the Services Agreement (as defined in Section 7 below) or otherwise, prior to the Effective Date.
It is agreed that, without limiting the annual paid vacation to which Employee is entitled in accordance with the first two sentences of this Section 2.6, it shall not be deemed a breach of this Agreement by the Employee in case Employee is absent from work for an aggregate period of up to forty eight (48) working days during the entire term of this Agreement, provided that Employee shall not be entitled to any payment, compensation or benefit (including without limitation the Salary) in respect of such days, but shall be entitled to use the Company Car during such days (the “Approved Absence”).
Employee shall coordinate in advance with the Chairman of the Board the dates of the vacation and Approved Absence hereunder.
2.7.	Sick Leave. The Employee shall be entitled to fully paid sick leave pursuant to the Sick Pay Law (1976).

2.8.	Annual Recreation Allowance (Dme’i Havra’a). The Employee shall be entitled to annual recreation allowance according to applicable law.

2.9.	Company Car.
(a)	The Company shall provide the Employee with a Company car (the “Company Car”), as determined by the Board of Directors of the Company (the “Board of Directors” or “Board”), at its discretion, which car shall be categorized “Group 4”. The Company Car shall be placed with the Employee for his business and personal use. Employee shall take good care of the Company Car and ensure that the provisions of the insurance policy and the Company’s rules relating to the Company Car are strictly, lawfully and carefully observed.

(b)	Subject to applicable law, the Company shall bear all fixed and ongoing expenses relating to the Company Car and to the use and maintenance thereof, excluding expenses incurred in connection with any violations of law, which shall be paid solely by Employee. The Employee shall bear any and all taxes applicable to him in connection with said Company Car and the use thereof, in accordance with income tax regulations applicable thereto.

(c)	Upon the termination of employment hereunder, the Employee shall return the Company Car (together with its keys and any other equipment supplied and/or installed therein by Company and any documents relating to the Company Car) to the Company’s principal office. Employee shall have no rights of lien with respect to the Company Car and/or any of said equipment and documents.
2.10.	Telephone. The Company shall furnish, for the use of the Employee, a cellular telephone (the “Company Phone”), and shall bear all the costs and expenses associated with the use of the Company Phone. The Company will bear the tax applicable to the use of the Company Phone by the Employee, according to applicable law. All such costs, expenses and tax payments borne and payable by the Company pursuant to this Section 2.10 are included in the Salary. The provisions of Section 2.9(c) above shall apply to the Company Phone, mutatis mutandis.

2.11.	Certain Reimbursements. The Employee shall be entitled to full reimbursement from the Company for reasonable expenses incurred during the performance of his duties hereunder upon submission of substantiating documents, according to the Company’s policy.

2.12.	Taxes. The Employee will bear any tax applicable on the payment or grant of any of the above Salary and/or benefits, according to the then applicable law. The Company shall be entitled to and shall deduct and withhold from any amount or benefit payable to the Employee, any and all taxes, withholdings or other payments as required under any applicable law.
The Employee and Agenda (as defined in Section 7 below) hereby represent and warrant that they have been paid in full for all services provided by any of them to the Company through the Effective Date, and that the Company does not owe to any of them or is liable to pay to any of them any amount or compensation in respect of such past services rendered or any activities conducted under the Services Agreement (as defined in Section 7 below) or otherwise, prior to the Effective Date.
3.	Confidentiality

3.1.	The Employee hereby agrees that he shall not, directly or indirectly, disclose or use at any time any trade secrets or other confidential information of any type or nature, whether patentable or not, of the Company, its subsidiaries or affiliates now or hereafter existing, including but not limited to, any (i) processes, formulas, trade secrets, copyrights, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data, patents, patent applications and know-how of any type or nature; (ii) marketing plans, business plans, strategies, forecasts, financial information, budgets, projections, product plans and pricing; (iii) personnel information, salary, and qualifications of employees; (iv) agreements, customer and supplier information, including identities and product sales forecasts; and (v) any other information of a confidential or proprietary nature (collectively, “Confidential Information”), of which the Employee is or becomes informed or aware during the employment, whether or not developed by the Employee, it being agreed that for purposes of this Section 3.1, the term Confidential Information shall not include information that has entered into the public domain through no wrongful act by Employee. Upon termination of this Agreement, or at any other time upon request of the Company, the Employee shall promptly deliver to the

Company all physical and electronic copies and other embodiments of Confidential Information and all memoranda, notes, notebooks, records, reports, manuals, drawings, blueprints and any other documents or things belonging to the Company, and all copies thereof, in all cases, which are in the possession or under the control of the Employee.
3.2.	Employee hereby acknowledges and that all Confidential Information and any other rights in connection therewith are and shall at all times remain the sole property of the Company.

4.	Non-Competition and Non-Solicitation

4.1.	The Employee agrees and undertakes that he will not, for so long as (i) this Agreement is in effect, or (ii) he serves as a member of the Board of Directors and for a period of two (2) years after the later of the above lapses for whatever reason (the “Non-Competition Period”), compete or to assist others to compete, whether directly or indirectly, with the business of the Company, as currently conducted and as conducted and/or proposed to be conducted during the Non-Competition Period.

4.2.	The Employee further agrees and undertakes that during the Non-Competition Period, he will not directly or indirectly solicit any business which is similar to the Company’s business from individuals or entities that are customers, suppliers or contractors of the Company, any of its subsidiaries or affiliates during the Non-Competition Period, without the prior written consent of the Company’s Board of Directors.

4.3.	The Employee further agrees and undertakes that during the Non-Competition Period, without the prior written consent of the Company’s Board of Directors, he will not offer to employ, in any way directly or indirectly solicit or seek to obtain or achieve the employment by any business or entity of, and/or during the term hereof, employ, any person employed by either the Company, its subsidiaries, affiliates, or any successors or assigns thereof during the Non-Competition Period.

4.4.	The Parties hereto agree that the duration and area for which the covenants set forth in this Section 4 are to be effective are necessary to protect the legitimate interests of the Company and its development efforts and accordingly are reasonable, in terms of their geographical and temporal scope. In the event that any court determines that the time period and/or area are unreasonable and that such covenants are to that extent unenforceable, the Parties hereto agree that such covenants shall remain in full force and effect for the greatest period of time and in the greatest geographical area that would not render them unenforceable. In addition, the Employee acknowledges and agrees that a breach of Sections 3, 4 or 5 hereof, shall cause irreparable harm to the Company, its subsidiaries, and/or affiliates and that the Company shall be entitled to specific performance of this Agreement or an injunction without proof of special damages, together with the costs and reasonable attorney’s fees and disbursements incurred by the Company in enforcing its rights under Sections 3, 4 or 5. The Employee acknowledges that the compensation and benefits he receives hereunder are paid, inter alia, as consideration for his undertakings contained in Sections 3, 4 and 5.
5.	Creations and Inventions

5.1.	The Company shall be the sole and exclusive owner of any Inventions (as defined below), and Employee hereby assigns to the Company any and all of his rights, title and interest in such intellectual property free and clear of any third parties rights. The Employee shall inform the Company of any Invention relating to the Company’s technology, its applications components or any intellectual property relating thereto, and shall execute any necessary assignments, patent forms and the like and will assist in the drafting of any description or specification of the Invention as may be required for the Company’s records and in connection with any application for patents or other forms of legal protection that may be sought by the Company. The Employee shall treat all information relating to any Invention as Confidential Information according to Section 3 above.
5.2.	Without limiting the foregoing, “Inventions” shall include any and all intellectual property, including without limitation, ideas, inventions, processes, formulas, source and object codes, data, programs, know how, improvements, discoveries, designs, techniques, trade secrets, patents and patents applications, copyrights, mask work and any other intellectual property rights throughout the world, generated, produced, reduced to practice, or developed by Employee during or in connection with his employment by the Company.

5.3.	The Company’s rights under this Section 5 shall be worldwide, and shall apply to any such Invention notwithstanding that it is perfected or reduced to specific form after the Employee has ceased his services hereunder.

6.	Term and Termination.

6.1.	This Agreement shall be in effect commencing as of the Effective Date and shall continue in full force and effect for an undefined period, unless and until terminated by either Party by ninety (90) days prior written notice to the other Party. Each of such prior notice periods shall be referred to as the “Notice Period”, as applicable.

6.2.	Notwithstanding anything to the contrary herein, the Company may terminate this Agreement in the event of the inability of the Employee to perform his duties hereunder, whether by reason of injury (mental or physical), illness or otherwise, incapacitating the Employee for a period exceeding 90 days.

6.3.	Notwithstanding anything to the contrary herein, the Company may terminate this Agreement at any time, effective immediately and without need for prior written notice, and without derogating from any other remedy to which the Company may be entitled, for Cause.

For the purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by Employee of this Agreement; (ii) any breach by Employee of his fiduciary duties or duties of care to the Company; (iii) Employee’s dishonesty or fraud or felonious conduct; (iv) Employee’s embezzlement of funds of the Company; (v) any conduct by Employee, alone or together with others, which is materially injurious to the Company, monetary or otherwise; (vi) Employee’s gross negligence or willful misconduct in performance of his duties and/or responsibilities hereunder; (vii) Employee’s disregard or insubordination of any lawful resolution and/or instruction of the Board of Directors with respect to Employee’s duties and/or responsibilities towards the Company; (viii) the occurrence of an event or circumstance which may result in the Employee having a conflict of interest with his position with the Company, without Employee having notified the Company thereof, as provided herein; (ix) any breach by Employee of his confidentiality undertakings to the Company; or (x) any consequences which would entitle the Company to terminate Employee’s employment without severance payments under the Severance Pay Law.

6.4.	The Employee shall cooperate with the Company and assist the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities, pursuant to Company’s instructions. At the option of the Company, the Employee shall, during such period, either continue with his duties or remain absent from the premises of the Company, subject to applicable law. At any time during the

Notice Period, the Company may elect to terminate this Agreement and the relationship with the Employee immediately, provided, that Employee shall be entitled to all payments and other benefits due to him hereunder as he would have been entitled to receive for the remaining period of the Notice Period.
6.5.	Upon termination of Employee’s employment with the Company hereunder, for any reason whatsoever, the Company shall have no further obligation or liability towards the Employee in connection with his employment as aforesaid. The Company may set-off any outstanding amounts due to it by Employee against any payment due by the Company to the Employee, subject to applicable law. Without limiting the generality of the foregoing, in the event that Employee fails to comply with his prior notice or other obligations hereunder or under applicable law, the Company shall be entitled to set-off any amount to which Employee would have been entitled during the Notice Period, from any payment due by the Company to the Employee, all without prejudice to any other remedy to which the Company may be entitled pursuant to this Agreement or applicable law.

6.6.	The provisions of Sections 2.9(c), last sentence of Section 2.10, 3, 4, 5, 6.5, 6.6 and 9.4 shall survive the termination or expiration of this Agreement for any reason whatsoever.

7.	Termination of Services Agreement.

7.1.	The Company and Agenda Biotechnology Ltd., a company wholly owned by David (“Agenda”), hereby terminate the Advisory and Consultancy Services Agreement between the Company and Agenda dated February 11, 2003, as amended on May 24, 2004 (the “Services Agreement”), and agree that, as from the Effective Date, David’s engagement by the Company shall be governed solely by this Agreement.

8.	Notices.

8.1.	Any and all notices and communications in connection with this Agreement shall be in writing, addressed to the parties as follows:

If to the Company:	Protalix Ltd.
2 Snunit Street, POB 455, Carmiel, 20100, Israel

It to the Employee:	David Aviezer
4 Hatena St., POB 1914, Hashmonaim, 73127, Israel
8.2.	All notices shall be given by registered mail (postage prepaid), by facsimile or email or otherwise delivered by hand or by messenger to the Parties’ respective addresses as above or such other address as may be designated by notice. Any notice sent in accordance with this Section 8 shall be deemed received upon the earlier of: (i) if sent by facsimile or email, upon transmission and electronic confirmation of transmission or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of transmission, (ii) if sent by registered mail, upon 3 (three) days of mailing, (iii) if sent be messenger, upon delivery; and (iv) the actual receipt thereof.

9.	Miscellaneous.

9.1.	Headings; Interpretation. Section and Subsection headings contained herein are for reference and convenience purposes only and shall not in any way be used for the interpretation of this Agreement.

9.2.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matters hereof and cancels and supersedes all prior agreements, understandings and arrangements, oral or written, between the Parties with respect to such subject matters.

9.3.	Amendment; Waiver. No provision of this Agreement may be modified or amended unless such modification or amendment is agreed to in writing and signed by the Employee and the Company. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party against which/whom such waiver is sought. No waiver by either Party at any time to act with respect to any breach or default by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.4.	Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. Any dispute arising out of or relating to this Agreement shall be resolved by a single arbitrator to be appointed by the Parties, or in the event the Parties fail to agree on the identity of the arbitrator within ten (10) days of a Party’s request to appoint same, the arbitrator shall be appointed by the Chairman of the Israeli Bar Association.

Arbitration proceedings shall be conducted for no longer than forty-five (45) days. The proceedings shall be conducted in Hebrew and according to the rules of substantive law. The arbitrator will not be bound by rules of evidence or procedure and will give a reasoned decision, in writing. The arbitrator’s decision shall be final and binding in any court. Unless otherwise determined by the arbitrator, each party to the proceedings shall bear its own expenses and the arbitrator’s fees and expenses shall be borne in equal parts by the parties to the proceedings.

This Section shall constitute an arbitration agreement between the Parties.

9.5.	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any part of this Agreement is determined to be invalid, illegal or unenforceable, such determination shall not affect the validity, legality or enforceability of any other part of this Agreement; and the remaining parts shall be enforced as if such invalid, illegal, or unenforceable part were not contained herein, provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

9.6.	Assignment. Neither this Agreement or any of the Employee’s rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the Employee without the prior consent in writing of the Company. The Company shall be entitled to assign its rights and obligations hereunder to any entity acquiring a material part of its assets or to a subsidiary or affiliate thereof (as such terms are defined in the Israeli Securities Law-1968).
[Signature Page to Protalix Ltd. Employment Agreement]
IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date first above-mentioned.

/s/ Eli Hurvitz PROTALIX LTD.	/s/ David Aviezer DR. DAVID AVIEZER

By: Eli Hurvitz

Agreed as applicable to it:

/s/ David Aviezer AGENDA BIOTECHNOLOGY LTD.

By: David Aviezer